J.J.B. HILLIARD, W.L. LYONS, INC.

                      CODE OF ETHICS PURSUANT TO RULE 17j-1

         J.J.B. Hilliard, W.L. Lyons, Inc. has adopted this Code of Ethics in compliance with Rule 17j-1 of the Investment Company Act of 1940, as amended. This Code is based on the principle that the Access Persons of Hilliard have a fiduciary duty to place the interests of Fund Clients ahead of their own personal interests and to avoid personal activities, interests and relationships that might interfere with making decisions in the best interests of a Fund Client.

1.       DEFINITIONS

         (a) "Access Person" means any director, officer or Advisory Person of Hilliard who, with respect to a Fund Client, makes any recommendation, participates in the determination of which recommendation shall be made or whose principal function or duties relate to the determination of which recommendation shall be made to a Fund Client, or who, in connection with his or her duties, obtains any information concerning covered securities recommendations being made by Hilliard to a Fund Client.

         (b) "Advisory Person" means (i) any employee of Hilliard (or of any company in a control relationship to Hilliard), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a covered security by a Fund Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to Hilliard who obtains information concerning recommendations made to a Fund Client with regard to the purchase or sale of a covered security.

         (c) "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

         (d) "Compliance Officers" means an officer in Hilliard's Compliance Department, the Chief Investment Officer of Hilliard Lyons Asset Management, or the Director of Hilliard Lyons Asset Management or such as other person as those individuals may delegate.

         (e) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

         (f) "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it does not include shares of registered open-end investment companies (except a Fund Client), direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt securities (including repurchase agreements).

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         (g) "Fund Client" means an investment company registered under the 1940
Act for which Hilliard serves as investment adviser or investment subadviser.

         (h) "Hilliard" means J.J.B. Hilliard, W.L. Lyons, Inc.

         (i) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

         (j) "Investment Person" means (i) any employee of Hilliard (or of any company in a control relationship to Hilliard) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund Client, provides information and advice to a portfolio manager or who helps execute a portfolio manager's decisions; and (iii) any natural person who controls Hilliard and who obtains information concerning recommendations made to a Fund Client regarding the purchase or sale of securities of a Fund Client.

         (k) "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

         (l) "Portfolio Manager" means any person who has the direct responsibility and authority to make decisions about investments for a Fund Client.

         (m) "Purchase or Sale of a Covered Security" includes, inter alia, the buying or writing of an option to purchase or sell a covered security.

         (n) "Security Held or to be Acquired" by a Fund Client shall mean any covered security which, within the most recent 15 days (i) is or has been held by a Fund Client, or (ii) is being or has been considered by Hilliard for purchase by a Fund Client, and (iii) any option to purchase or sell, and any security convertible into or exchangeable for any such covered security.

         (o) "1940 Act" means the Investment Company Act of 1940, as amended.


2.       STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

         The following general fiduciary principles shall govern all personal investment activities: (1) Access Persons shall have a duty at all times to place the interests of shareholders of a Fund Client first; (2) all personal securities transactions shall be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the individual's position of trust and responsibility; and (3) Access Persons should not take inappropriate advantage of their positions.

3.       PROHIBITED PURCHASES AND SALES

         (a) No Portfolio Manager shall:


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                  (i) purchase or sell, directly or indirectly, any covered
security within seven calendar days before a Fund Client trades in that security.

                  (ii) purchase, directly or indirectly, any covered security within seven calendar days after a Fund Client sells that security.

                  (iii) sell, directly or indirectly, any covered security within seven calendar days after a Fund Client purchases that security,

         unless the market capitalization of the issuer at the time of the purchase or sale exceeds $150,000,000 and the average daily trading volume of the security during the four-week period preceding the purchase or sale exceeds 3,000 shares.

         (b) No Access Person shall:

                  (i) purchase or sell, directly or indirectly, any covered security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale: (A) is being considered for purchase or sale by a Fund Client account; or (B) is being purchased or sold for a Fund Client account.

                  (ii) execute a transaction in a covered security on a day during which a Fund Client account has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn unless, in either case, the market capitalization of the issuer at the time of the transaction exceeds $150,000,000 and the average daily trading volume of the security during the four-week period preceding the transaction exceeds 3,000 shares.

4.       EXEMPTED TRANSACTIONS

         The prohibitions of Section 3 of this Code of Ethics shall not apply to:

         (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

         (b) Purchases or sales of securities that are not eligible for purchase or sale by a Fund Client.

         (c) Purchases or sales which are non-volitional on the part of either the Access Person or a Fund Client.

         (d) Purchases that are part of an automatic dividend reinvestment plan.

         (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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         (f) Purchases or sales determined by the Compliance Officers to be only remotely potentially harmful to that Fund Client because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund Client.

5.       PRE-CLEARANCE REQUIREMENTS

         No Investment Person shall

         (a) purchase, directly or indirectly, any securities in an initial public offering or

         (b) acquire, directly or indirectly, any securities in a Limited
Offering

without the express prior approval of a Compliance Officer. Such prior approval should take into account, among other factors, whether the investment opportunity should be reserved for the Fund Client and its shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with a Fund Client. Advisory Persons who are authorized to acquire securities in an initial public offering or in a Limited Offering or who otherwise hold securities previously acquired in such offerings must disclose that investment if they play a part in a Fund Client's subsequent consideration of an investment in the issuer. In such circumstances, a Fund Client's decision to purchase securities of the issuer shall be subject to an independent review by Advisory Persons with no personal interest in the issuer.

6.       REPORTING

         (a) Each Access Person shall disclose to a Compliance Officer all of his or her personal holdings in covered securities at the time his or her employment commences (or upon becoming an Access Person) and annually thereafter. Each such holdings report shall be made within 10 days after the commencement of employment (or becoming an Access Person). Annual reports shall be made within 30 days after the end of the calendar year. Holdings reports shall include the following information, which must be current as of a date within 45 days of the date of submission:

                  (i) The title, number of shares and principal amount of each covered security in which such Access Person has any direct beneficial ownership when the person becomes an Access Person;

                  (ii) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct benefit of such person as of the date the person became an Access Person; and

                  (iii) The date that the report is submitted by the Access Person.

         (b) Every Access Person shall report to a Compliance Officer the information described in Section 6(c) and 6(d) of this Code of Ethics with respect to transactions in any covered security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security including securities acquired in exempt transactions pursuant to Section 4; provided, however, that an Access Person shall not be

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required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

         (c) Every transaction report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  (i) The date of the transaction, the title, the interest rate and maturity (if applicable), the number of shares, and the principal amount of each security involved;

                  (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (iii) The price of the security at which the transaction was effected;
                  (iv) The name of the broker, dealer or bank with or through whom the transaction was effected; and

                  (v) The date the report is filed.

         (d) If an Access Person established any account during the quarter in which any securities were held for the direct or indirect benefit of the Access Person, the transaction report also shall contain the following information:

                  (i) The name of the broker, dealer or bank with whom the Access Person established the account;

                  (ii) The date the account was established; and

                  (iii) The date the report is filed.

         (e) Every Access Person shall direct his or her broker to supply to a Compliance Officer, on a timely basis, duplicate copies of periodic statements for all securities accounts.

         (f) Any reports made pursuant to this Section 6 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

         (g) The Compliance Officers or his or her designees shall identify all Access Persons who are under a duty to make reports to such entities pursuant to this Section 6 and shall inform such persons of such duty.

         (h) The Compliance Officers or his or her designees shall be responsible for implementing compliance procedures and designating appropriate personnel to review reports made pursuant to this Section. No person who regularly reviews such reports shall be permitted to review his or her own reports and such reports shall be reviewed by a management or compliance person senior to the reviewer.

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6.       GIFTS

         Investment Persons are prohibited from receiving any gift or other item of more than de minimis value from any person or entity that does business with or on behalf of a Fund Client; provided, however, that attendance and the receipt of complimentary meals at investment conferences shall not be prohibited by this Section 6.

7.       SERVICE AS A DIRECTOR

         Investment Persons shall be prohibited from serving on the boards of directors of publicly traded companies absent prior authorization from the Compliance Department of Hilliard. Such authorization may be based upon a determination that the Investment Person's board service would be consistent with the interests of a Fund Client and its shareholders. If such board service is authorized, "Chinese Wall" or other procedures shall be established to isolate the Investment Person serving as a director from those making investment decisions with respect to the securities of such publicly traded company.

8.       CERTIFICATION OF COMPLIANCE WITH CODES OF ETHICS

         All Access Persons shall certify annually that they have read and understand this Code of Ethics and recognize that they are subject thereto. Further, Access Persons shall certify annually that they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

9.       SANCTIONS

         Any profits realized on trades prohibited by Section 3(a) or Section 3(b) of this Code of Ethics shall be disgorged such profit to the appropriate Fund Client. The Compliance Officers also may impose such other sanctions as they deem appropriate upon discovering a violation of this Code of Ethics, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

10.      FUND CLIENT APPROVAL AND REPORTS

         (a) Hilliard shall prepare an annual report to a Fund Client's Board of Directors/Trustees that summarizes existing codes and procedures concerning personal investing and any additional procedures adopted during the year; describes any material issues arising under the Code or such procedures since the last report, including but not limited to any material violations of the Code or such procedures and any sanctions imposed in response thereto; identifies material conflicts that arose during the year; and identifies any recommended changes in existing restrictions or procedures based upon the parties' experience under this Code of Ethics, evolving industry practices, or developments inapplicable laws or regulations. Such report shall include the requisite certification as required by Rule 17j-1 of the 1940 Act.

         (b) Hilliard shall submit this Code of Ethics to the Board of Directors/Trustees of a Fund Client for approval within the time frames required by Rule 17j-1 of the 1940 Act. Any material changes to this Code shall be

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submitted to such Board within six months of such change.

11.      RECORDKEEPING

         Hilliard shall maintain the following records in the manner specified:

         (a) A copy of this Code, or any amendment thereof, which is or at any time within the past five years has been in effect shall be preserved in an easily accessible place.

         (b) A record of any violation of this Code, or any amendment thereof, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

         (c) A copy of each transaction and holding report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

         (d) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

         (e) A list of the names of all persons who are, or within the past five years have been, responsible for reviewing the reports filed pursuant to Sections 5 and 6 of this Code shall be maintained in an easily accessible place.

         (f) A record of any approvals granted pursuant to Section 3(b) of this Code, including the reasons for such approvals, shall be preserved for a period of five years from the end of the fiscal year in which such approval is given.

         (g) A copy of each report made pursuant to Section 10 of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.



Dated:  April 7, 2005

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